Exhibit 99.1
Universal Insurance Holdings, Inc. Insurance Subsidiaries Complete 2021-2022 Reinsurance Programs
•Successfully secured more open market catastrophe capacity than at any point in the history of the Company.

•Total cost of the 2021-2022 reinsurance program for UPCIC and APPCIC projected to be approximately 36.4% of estimated direct earned premium for the 12-month treaty period (in-line with previous guidance expectations) compared to 34.6% at this time last year reflecting a 5.2% year-over-year increase.

•The largest private reinsurance participants all maintain a rating from S&P Global of A+ or higher (Nephila Capital via Allianz Risk Transfer, RenaissanceRe, Munich Re, Chubb Tempest Re, Everest Re and Lloyd’s of London syndicates).

Fort Lauderdale, Fla., May 28, 2021 – Universal Insurance Holdings, Inc. (NYSE: UVE) today announced the completion by Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC”), the Company’s wholly-owned insurance company subsidiaries, of their 2021-2022 reinsurance programs, effective June 1, 2021.

“We are pleased to announce the completion and outcome of the 2021-2022 reinsurance programs for both of our insurance companies,” said Matthew J. Palmieri, President of Universal Property and Casualty Insurance Company (“UPCIC”). “On the heels of a very difficult year in 2020 from a catastrophe loss perspective as well as the continued uncertainty from the global Covid 19 pandemic in the first half of 2021, our reinsurance partners have provided us with the comprehensive reinsurance coverage we desire for the 2021 hurricane season. 2021 marks some significant milestones for UPCIC as it completed its inaugural catastrophe bond transaction, Cosaint Re Pte. Ltd, and also secured more private market reinsurance coverage than at any point in its long tenure as a leading provider of homeowners’ insurance in Florida and other catastrophe prone states. We were able to secure the desired coverage by maintaining our strong historical relationships while expanding our panel with many additional quality counterparties in 2021. As expected, our reinsurance costs have increased over the 2020-2021 period for a variety of factors, but with the on-going primary rate increases moving through our portfolio as well as other risk mitigation strategies being implemented, we believe we are set up well to handle the changes.”

UPCIC purchased more open market capacity than ever before and set the top of its reinsurance tower for a single Florida event to $3.413 billion. $1.06 billion of this coverage has limits that automatically reinstate to guarantee a certain level of protection in multi-event scenarios.

To further insulate for future years, UPCIC has secured $383 million of catastrophe capacity with contractually agreed limits that extend coverage to include the 2022 and 2023 wind seasons. Cosaint Re Pte. Ltd also provides one limit of $150 million of capacity which may include the 2022 and 2023 wind seasons, depending on loss activity in the 2021 wind season.

UPCIC’s first event catastrophe retention for a Florida loss was increased modestly by $2 million to $45 million. A $45 million retention loss would represent approximately 7.5% on an after-tax basis of UVE’s stockholder’s equity as of March 31, 2021. UPCIC maintained its first event catastrophe retention for a loss involving states other than Florida at $15 million. A $15 million Non-Florida retention would represent approximately 2.5% on an after-tax basis of UVE’s stockholder’s equity as of March 31, 2021. UPCIC maintained the same Non-Florida retention following growing Non-Florida exposures (in terms of wind-covered total insured value) by more than 20% over the past year.

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including those risks and uncertainties described under the heading “Risk Factors” and “Liquidity and Capital Resources” in our 2020 Annual Report on Form 10-K, and supplemented in our subsequent Quarterly Reports on Form 10-Q. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the most recent quarterly reports on Form 10-Q.

Investor Relations Contact:
Rob Luther, 954-958-1200 ext. 6750
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com

Media Relations Contact:
Andy Brimmer / Mahmoud Siddig, 212-355-4449
Joele Frank, Wilkinson Brimmer Katcher
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